Exhibit 4.192

STATE COMMITTEE FOR COMMUNICATION, INFORMATIZATION AND COMMUNICATION TECHNOLOGIES OF THE REPUBLIC OF UZBEKISTAN

LICENSE

AA # 0005153

Type of License

Standard

Date of issue

September 08, 2014

Validity term of the License:

from 08.09.2014 to 08.09.2029

Name of the Licensee:

Limited Liability Company
“UNIVERSAL MOBILE SYSTEMS”

Address and bank details of the Licensee

24 Amir Temur avenue, Yunusabad district, Tashkent, transaction account 20208000900381984001 in LLP AK Aloqabank MFO 00401, TIN 303020732

THIS LICENSE GRANTS THE RIGHT TO BE ENGAGED IN THE FOLLOWING ACTIVITIES:

design, construction, operation and rendering services of data transfer networks

IN ACCORDANCE WITH THE ATTACHED LICENSE AGREEMENT

Signature of the Manager: (signed) Stamp

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

(The attached License Agreement is an integral part of this License)

Register # 3300

LICENSE AGREEMENT

Between

State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan

And

“UNIVERSAL MOBILE SYSTEMS” LLC

to a license for the right to be engaged in design, construction, operation and rendering services of data transfer networks

This License Agreement is an integral part of the license of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan,

series AA #0005153

1. General Part

1.1. This License Agreement was concluded by and between the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan (4 Amir Temur avenue, Tashkent 100047, phone: 233-66-45, phone/fax: 239-87-82; transaction account 23411000400155252362 in OPERU AK Aloqabank Tashkent, MFO 00401, TIN 201221770) represented by its Chairman H.M. Mirzakhidov acting under the Provisions, hereinafter referred to as the “Licensor”, on the one hand, and “UNIVERSAL MOBILE SYSTEMS” Limited Liability Company (201221770 Amir Temur avenue, Yunusabad district, Tashkent, phone: 235-94-35, fax: 234-45-17, transaction account 20208000900381984001 in LLP AK Aloqabank Tashkent, MFO 00401, TIN 303020732) represented by its Director D.G. Nagorny acting under the Charter, on the other hand, hereinafter referred to as the “Licensee”; it is an integral part of the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005153, issued under the Order #36-L of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan dated 08.09.2014.

1.2. This License Agreement is draw-up on the basis of:

Law of the Republic of Uzbekistan “On Protection of Consumers’ Rights” dated 26.04.1996;

Law of the Republic of Uzbekistan “On the Radio-Frequency Spectrum” dated 25.12.1998;

Law of the Republic of Uzbekistan “On Telecommunications” dated 20.08.1999;

Law of the Republic of Uzbekistan “On Licensing Certain Types of Activities” dated 25.05.2000;

Law of the Republic of Uzbekistan “On Informatization” dated 11.12.2003;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 293 “On additional measures to improve the efficiency of frequency spectrum use, formation and distribution of television and radio programs and data transfer” dated 10.07.1998;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 318 “On financial sanctions (fines) for breaches of the requirements of regulations, government and industry standards, the quality of services in the field of communication” dated 14.08.2000;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 458 “On measures to improve management system in the field of telecommunications and postal services” dated 22.11.2000, Annex 2 “Regulations on licensing of telecommunication activities”;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 421 “On approval of the amount of the state duty in order to carry out activities in the field of telecommunications” dated 24.10.2001;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan #355 “On approval of provisions on the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan and on the State Inspectorate for Supervision of Communications, Information and Communication Technologies” dated 19.12.2012.

2. Definitions

License means a resolution (right) to carry out the licensed activity type subject to mandatory compliance with the requirements and conditions of the license agreement issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensee means a legal entity licensed to perform the licensed activity type, i.e. Limited Liability Company “UNIVERSAL MOBILE SYSTEMS”.

Licensing Authority (Licensor) means a specially authorized body carrying out licensing and regulation in accordance with the legislation, i.e. the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Parties means both the Licensee and the Licensor.

License Agreement means an agreement concluded between the Licensor and the Licensee that regulates relations between them on the acceptance and use by the Licensee of the license to conduct the licensed type of activity.

Supervisory Authority means an authority responsible for supervising execution of the license requirements and conditions within the established competence - the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee of Communications, Information and Communication Technologies of the Republic of Uzbekistan.

ITU means International Telecommunication Union.

Telecommunication Operator means a legal entity that owns a telecommunication network in accordance with the property right or other proprietary rights ensuring its operation, development and rendering of telecommunications services.

Provider of telecommunication services means a legal entity that provides telecommunication services to users via operators’ networks on a commercial basis.

Center for Mass Communications Monitoring means a body performing system monitoring of national information space and activities of communication media, including modern information and communication technologies, satellite systems, the Internet and other electronic means of delivery and distribution of information, as well as printed materials.

Republican Center for Management of Telecommunication Networks in Uzbekistan (RCM TNU) means an authority that coordinates supervision of telecommunication networks in Uzbekistan and ensures effective functioning, as well as rational use and development of telecommunication resources, creates a system of coordinated management of networks of different telecommunication operators, owners of private networks to best meet the needs for telecommunication services and provides prioritized use of networks in the interests of state executive, administration, defense and national security bodies of the Republic of Uzbekistan.

Law Enforcement Support System (LESS) means a hardware and software complex to ensure law enforcement support.

LESS User means a government body that has the legally established right to conduct law enforcement support activities.

Technical means of LESS means parts of Law Enforcement Support hardware and software installed both on the Operator’s side and on the LESS User’s.

Technical means of LESS of the Operator means specialized hardware and software designed to provide law enforcement support activities, which form a part of the operators’ equipment.

3. General Provisions

3.1. In accordance with the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005153 dated 08/09.2014, the Licensee is granted the right to be engaged in design, construction, operation and rendering services of data transfer networks.

3.2. Validity term of the License:

Commencement - 08/09.2014

Termination - 08/09.2019

3.3. The Licensor has the right to amend the License Agreement unilaterally considering all the license conditions due to the need to ensure sustainability of telecommunication networks in the interests of public authorities and management bodies, proper functioning of the telecommunication services market, protection of the rights and interests of users of the services, operators and providers, as well as due to the need to attract investments, including foreign ones, and in the case of changes in the legislation of the Republic of Uzbekistan, government and industry standards.

3.4. The License Agreement is supplemented, revised or amended upon agreement of the Parties in the following cases:

3.4.1. Changes in the legislation of the Republic of Uzbekistan, state and industry standards, upon the decision of the Licensor;

3.4.2. When the Cabinet of Ministers of the Republic of Uzbekistan adopts specific decisions.

3.4.3 Changes in the network schemes and/or introduction of new technologies in the Licensee’s network, as well as changes in the characteristics, parameters of equipment used by the Licensee and other information specified in section 8 of the License Agreement.

3.5. Revocation, suspension and termination of the License. 3.5.1 The License may be revoked in the following cases:

• if the Licensee has not provided the Licensing Authority with a document confirming payment of the state fee for the License issuance or has not signed the License Agreement within three months upon sending (delivery) of the notification on the decision to grant the License;

• upon request submitted by the Licensee;

• upon establishing the fact of obtaining the License using fake documents.

Revocation of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on revocation of the License shall be published in the media.

When making a decision to revoke the License, the License is deemed revoked since the date of its issuance.

3.5.2 The License may be suspended in the following cases:

• Detection of violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

• Failure of the Licensee to fulfill the orders of the Supervisory Authority requiring the Licensee to eliminate the detected violations;

The License suspension shall be carried out either by the Licensing Authority or by court.  The Licensing Authority may suspend the License for a period not exceeding ten working days, and the court - for a period of more than ten working days.

Information about the suspension and resumption of the License shall be published in the media.

3.5.3 The License may be terminated in the following cases:

• upon request submitted by the Licensee;

• upon liquidation, reorganization of the legal entity;

• upon systematic or single gross violation by the Licensee of the license requirements and conditions;

• upon failure of the Licensee to eliminate the circumstances that led to the License suspension within a period specified by the Licensing or Supervisory Authority;

• upon establishing illegality of the decision of the Licensing authority to grant the License;

• upon termination of the License.

Termination of the License shall be carried out in accordance with the decision made by the Licensing Authority or the court in the manner prescribed by law.

Information on termination of the License shall be published in the media.

The License shall be terminated since the date of the decision to terminate it.

3.5.4. The procedure of termination, revocation or suspension of the License is determined by the Cabinet of Ministers of the Republic of Uzbekistan.

3.5.5. Assignment of rights under this License to other persons is prohibited.

The Licensee may not sell or otherwise assign any rights or obligations under this License in part or in full to a third party.

3.5.6. An application for extension of validity of the License shall be submitted by the Licensee to the Licensing Authority (State Committee for Communication, Informatization and Communication

Technologies of the Republic of Uzbekistan) not later than two months prior to the expiration of the License.

4. Requirements and terms of the License

4.1. Licensing activity for which the License was issued shall be started within 6 months from the date of issue of the License.

4.2 Materials submitted to obtain the License must contain information corresponding to reality.

4.3. The Licensee shall carry out its activity in the period specified in the License.

4.4. The use of radio frequencies shall be carried out based on appropriate permissions.

4.5. The Licensee shall comply with information security and data protection requirements, as well as special requirements set forth in Chapter 6 hereof.

4.6. Changes in the characteristics and parameters of the technical means of telecommunications shall be coordinated with the Licensor.

4.7. The rendered services shall comply with quality standards in accordance with industry and international standards and other normative documents.

4.8. The use of technical means of the Licensee is not allowed for criminal purposes prejudicial to the interests of the individual, society and the state, disclosure of state or other secrets protected by law and committing other acts that entail criminal liability.

4.9. Tariffs for rendered services of data transfer networks are set out in accordance with the laws of the Republic of Uzbekistan.

Upon request of the Licensor, the Licensee shall provide information about existing tariffs for services rendered.

4.10. When using services of data transfer networks, benefits and advantages can be provided for certain categories of public officials, diplomatic and consular representatives of foreign states, international organizations, as well as certain groups of citizens.

The lists of benefits and categories of officials and citizens eligible for benefits and advantages are determined by the laws of the Republic of Uzbekistan, as well as by international contracts and agreements.

4.11. Technical telecommunications and LESS facilities of the Licensee shall be certified in accordance with the requirements of legislation applicable in the Republic of Uzbekistan.

4.12. The use of a dial-up telephone public network for inter-node connections within the network of the Licensee and for interconnection of the Licensee’s network with other data transfer networks is not allowed.

Connecting of data transfer equipment using dial-up telephone channels is carried out only as a subscriber’s installation.

4.13. Connecting of data transfer equipment of the Licensee to the public telephone network, the use of (lease) telecommunication channels and physical circuits of public telecommunication networks is carried out under a contract with the operators of respective public telecommunication networks.

4.14. The use Data Network Identification Codes (DNIC) assigned to the Republic of Uzbekistan by the International Telecommunication Union is allowed for interaction of the Licensee’s network with other data transfer networks.

4.15. Reciprocation of the Licensee’s data transfer network with the public telecommunication networks and dedicated networks is allowed only if the operators of these networks are licensed by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, and with foreign telecommunication networks - in the manner prescribed by the laws of the Republic of Uzbekistan.

Accession of a data transfer network of the Licensee to the public telecommunication network shall be carried out at the expense of the Licensee.

Exchange of intra-republican traffic between data transfer networks of the operators (providers) of the Republic of Uzbekistan shall be carried out using interconnection or via transit data transfer networks within the Republic of Uzbekistan. Passage of internetwork intra-republican data traffic in the interaction of data transfer network operators (providers) of the Republic of Uzbekistan through foreign data transfer networks is not allowed.

4.16. Organization of interconnection, scheme of networking, interaction of operators (providers), specifications on interfaces of network joints, system and numbering plan of data transfer networks must comply with laws and standards of the Republic of Uzbekistan, interstate standards and take into account recommendations of the International Telecommunication Union of ITU-T Series and standards of Series RFC (Request For Comments) of the IETF (Internet Engineering Task Force) Subcommittee at the International Internet Organization IAB (Internet Activities Board).

Information about interconnections shall be submitted to the Republican Center for Management of Telecommunication Networks in Uzbekistan (RCM TNU).

4.17. Performance figures for the area of one network when interconnecting to another network within the Republic of Uzbekistan or international connections shall comply with the figures and indicators of network reliability and quality during interconnection

4.18. Responsibility for compliance with the parameters of operational (technical) characteristics and quality of interconnection at the relevant network areas within the boundaries of the section is borne by the operators (providers) of data transfer networks, respectively.

4.19. System and numbering plan of data transfer networks shall ensure exchanging data between users of different operators (providers), grant access to international networks and conform to international numbering plan.

4.20. Decisions made by the Licensee for the design, construction and operation of data transfer network, including environmental protection, fire prevention and electrical safety, shall meet requirements of the building regulations applicable in the Republic of Uzbekistan.

Design decisions shall undergo approval of sanitary and architectural authorities, as well as other concerned organizations, on the possibility of implementing a design decision and placement of equipment in the specified location.

4.21. When arranging locations of rendering services of data transfer networks (Internet cafes, Internet clubs, etc.)  the Licensee shall apply to the Licensor to amend the License Agreement in the prescribed manner.

4.22. The space of IP-addresses registered in the RIPE (Reseaux IP Europeens - Regional Internet Registry) shall be used when rendering and using services of Internet access.

4.23. Prior to the approval of relevant technical requirements, the following is prohibited:

• Design, construction and operation of fiber-optic cables in telecommunication networks on power transmission towers;

• To carry out connection of fiber-optic cables suspended on power transmission towers to the public telecommunication networks.

5. Responsibilities of the Licensee

5.1. To carry out design, construction, operation and services of data transfer networks in accordance with the applicable legislation of the Republic of Uzbekistan, including the enforcement of legislation on copyright and related rights, state and industry standards, established rules and technical standards and this License Agreement.

5.2. To provide:

• Availability of copies of the Licenses at facilities and customer service locations;

• The users with the terms of service rendering, tariffs and information;

• Compliance with the requirements of information security, reliability and stability of the network, as well as implementation, maintenance and smooth operation of law enforcement support system (LESS TN);

• Security measures at facilities in order to prevent unauthorized access to the places of installation of technical equipment and intervention in the organization of activities in accordance with the laws of the Republic of Uzbekistan;

• unimpeded access of authorized employees of the the State Inspectorate for Supervision of Communications, Information and Communication Technologies to the facilities in accordance with the legislation to carry out inspections, examine activities of the Licensee in order to monitor compliance with the requirements of legal acts, the rights of consumers and to assist in their implementation;

• Implementation of the orders of regulatory bodies in a timely manner;

• Parameters of standardized characteristics (to establish connection, data transfer, disconnections) determining the quality of service provided to a user;

• Compliance with the rights of consumers of services in accordance with applicable law;

• Presence at the workplace of regulations and normative technical documents of the Republic of Uzbekistan required for the organization of activities;

• Healthy and safe working conditions that meet the requirements of sanitary rules and regulations;

• Provision to the Licensor of data on the number of external ports and their IP addresses, table of usage of IP- addresses. In the case of changes the Licensee shall appeal to the Licensor in the prescribed manner for making additions.

• Protection of the information system and its information resources from unauthorized access, modification and destruction, as well as anti-virus protection of the system in operation;

• Notification of CERT (Computer Emergency Response Team) at http://www.cert.uz/addons/feed_back.php on assault affecting the normal operation of hardware and software of the information system;

• Provision to the Supervisory/regulatory authority of free access to the Internet during the inspection in order to carry out quality control of services provided by the Licensee;

Submission of the state and departmental statistical reporting to established addresses and on established terms, as well as information about the licensed activity upon request of the Licensor, the State Inspectorate for Supervision of Communications, Information and Communication Technologies or the Mass Communications Monitoring Center;

• Connection of schools, kindergartens, academic high schools, colleges, military units, higher educational institutions, youth organizations, libraries, museums and other scientific and educational and cultural institutions of the country to international information networks, including the Internet, exclusively through ZiyoNet network in accordance with specifications of the Center of development and implementation of computer and information technologies “UzInfoCom”;

• Operation of the program modules and resources by user access to international information resources, including the Internet, when rendering data transfer services in public areas of shared use;

• The use of rating indicators of information resources defined by the National rating system of classification of information resources when creating policy for user access to international information networks, including the Internet;

• At least three experts in the company staff with higher technical education and with experience in the design and construction of telecommunication networks for at least five years;

• Compliance with construction regulations and departmental rules of technological design.

5.3. When changing the legal form of the Licensee, its name and location (postal address), the Licensee shall submit an application for License renewal to the Licensor with the relevant documents confirming the specified data within one month upon re-registration and submit this information to the Supervisory Authority (State Inspectorate for Supervision of Communications, Information and Communication Technologies).

5.4. Use of radio frequencies shall be carried out in accordance with the resolutions and the established rules and regulations; compliance with acceptable levels of radiation of equipment in use and sanitary norms established in the Republic of Uzbekistan shall be ensured.

5.5. The Licensee shall render services to any entity if appropriate engineering capabilities are available.

Service rendering may be denied, provided that:

service rendering may jeopardize security and defense of the state, as well as health and safety of people;

• the user does not pay for the rendered service in time;

• the user uses telecommunication equipment for any unlawful purposes or receives telecommunication services illegally, operates the provided equipment in violation of the rules of technical operation or uses certified telecommunication equipment.

Denial must be justified in each case.

5.6. To coordinate changes in the characteristics and parameters of the technical means of telecommunications with the Licensor.

5.7 The Licensee shall carry out the procedure for granting access to the operators and providers of data transfer networks to republican and international information networks, including the Internet, and the requirements for information security in accordance with the applicable regulations.

5.8. The Licensee shall have measuring instruments (MI) checked in the prescribed manner, or use the MI of other business entities (on contract basis) for regular (periodic) measurements of parameters of the equipment operated by the company according to the methods of measurement certified in the prescribed manner.

5.9. The Licensee shall provide connection to Internet cafes, Internet clubs, etc. only if they have a license to operate issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

5.10. The use of NTV-Internet technology for receiving data transfer streams from the Internet to the receiving satellite television antennas or VSAT stations is not allowed.

5.11. The Licensee shall notify the Licensor and subscribers on the intention to cease rendering of data transfer services not less than one month prior to the event.

5.12. The Licensee shall be responsible for the full, timely and accurate provision of the data necessary for calculation and transfer of financial penalties (fines) for violation of regulations, government and industry standards, quality of services rendered and other violations under applicable law.

5.13. The Licensee is required to specify the License number and the name of the issuing authority when placing and distributing advertisements on activities under this agreement.

5.14. To enter into contracts with business entities for execution of works or rendering of telecommunications services implementation of which requires licensing, if the business entities have relevant licenses.

5.15. To pay the next annual payment of the state duty no later than 30 days prior to the beginning of the next year of using the License (in case of annual payment of the state fee in equal installments during the term of the License).

6. Special Requirements

6.1. In emergency situations (military actions, earthquakes, floods, fires, epidemics, etc.) a specially authorized body in the telecommunications sector has a priority right to use, to limit or to suspend operation of any networks and telecommunication means of the Licensee.

6.2. The Licensee gives absolute priority to all communication concerning life safety at sea, land, air, space, urgent measures in the field of defense, security and law enforcement in the Republic of Uzbekistan, as well as communication concerning accidents, disasters, epidemics, acts of God etc.

6.3. The following is not allowed:

• Using technical means of the Licensee for the purpose of distribution of illegal information containing calling for violent change of the constitutional order, propaganda of war, violence and pornography, inciting religious and national hatred, infringement of human honor and dignity, disclosure of state or other secrets protected by law, other acts entailing criminal liability;

• Collection, storage, processing and dissemination of information about private life, as well as information that violates privacy, confidentiality of correspondence and other communications of an individual without his or her consent, except in cases provided by legislation;

• Using technical means of the the Licensee, storage, allocation on technical grounds, copying, reproduction, distribution of appropriate software for organization of gambling without the appropriate permits and licenses issued in accordance with the legislation.

The Licensee shall take all the possible necessary measures to limit access to Internet resources restricted by the legislation of Uzbekistan.

Transmission of voice (voice) information in data transfer networks is prohibited prior to approval of the technical requirements for IP information technology.

6.4. In cases stipulated by the legislation of the Republic of Uzbekistan, centralized management of the data transfer network of the Licensee is carried out by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

6.5 The Licensee shall ensure keeping the confidentiality of messages transmitted by telecommunications networks.

Information about the messages transmitted by networks, as well as the messages themselves, may be provided only to the senders and recipients.

Reading the messages, receiving information about them, as well as other communication secrecy restrictions, are allowed only on the basis of the applicable legislation of the Republic of Uzbekistan.

6.6. In cases established by the legislation of the Republic of Uzbekistan, state authorities have the right to restrict export and import of certain technical means of the data transfer network and their sale on the domestic market in the absence of the necessary level of standardization, retrieval, quality of products and mandatory certification.

6.7. The Licensee shall arrange event logging (log-files) for dial-up connection, e-mail and saving them for 3 months.  Log-files shall contain information about the user sessions (while working in the network, IP-address, e-mail addresses of the e-mail sender and recipient).

Complete information about the users registered on the network shall be provided at the request of the Licensor.

6.8. Information owned by the state shall be processed only in the systems with security certificate obtained in accordance with the legislation.

6.9. When designing, constructing and operating the data transfer networks, the Licensee shall at its own expense provide acquisition, installation, operation and maintenance of LESS TN in the networks owned by it, adherence to safety and operating of LESS TN, as well as prevention of the disclosure of organizational and tactical methods of law enforcement support activities.

6.10. The Licensee’s Network Management System shall be built as required and shall comply with the following requirements:

• The Licensee’s Network Management System shall be an autonomous system being a part of the system of management of telecommunication networks in Uzbekistan;

The System of management of the Licensee’s telecommunication network operation shall interact with the system of management of telecommunication networks in Uzbekistan in terms of ensuring coordination of the telecommunication network management carried out by the operators in everyday conditions, as well as centralized management of telecommunication networks in emergency situations;

• The Licensee’s Network Management System shall be built around the concept of TMN telecommunication networks management in accordance with ITU-T Recommendations and provide a full range of tasks for management, planning, maintenance, operational and administrative management of the network and services within the territory served by the operator and a specific license;

• The Licensee’s Network Management Center shall be on the territory of Uzbekistan, the operator shall take measures to prevent unauthorized tampering and network management;

• Terms of implementation of the automated management system and creation of the Licensee’s Telecommunication Network Management Center shall be agreed with the Licensor;

• The Licensee shall comply with the instructions of RCM TNU and provide RCM TNU information about the status of its telecommunication networks in accordance with the “Regulations on Resource Management System and Telecommunication Networks of the Republic of Uzbekistan”

• The Licensee shall provide network management in real time, as well as organizational and technical unification of network management based on the unification of technical, information, program and algorithmic tools in accordance with the current regulations;

• Development of the Licensee’s Telecommunication Network Management Systems shall be coordinated and consistent with RCM TNU;

• The Licensee shall use equipment that is certified in accordance with the legislation

• Unified criteria for assessing the telecommunication network performance established by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan shall be used in the management system;

• In order to ensure operation of the system of management of telecommunication networks in Uzbekistan, a data base based on a unified system of classification and coding of telecommunication networks and its elements shall be created;

• Reliability and survivability of the management system shall be higher than the reliability parameters of managed networks and telecommunication facilities;

• The system management of telecommunication network of the Licensee shall be connected to the system of management of telecommunication networks of Uzbekistan in accordance with regulatory requirements.

6.11. The Licensee may participate in the development and modernization of telecommunication networks, including as equity participation in the implementation of targeted programs approved in the prescribed manner.

6.12. The Licensee shall:

• carry out the relevant work to create necessary conditions for the implementation of LESS on its telecommunication network in accordance with the requirements of the LESS User and ensure compliance with regulatory and legal acts applicable in the regulation of LESS established by the legislation of the Republic of Uzbekistan.

• develop and submit to the Licensor and the LESS User the LESS TN Implementation Plan in accordance with the Requirements to the Plan on Implementation of LESS Equipment in a Telecommunication Network setting forth requirements for LESS within 60 days upon receipt of the License.

• enter into a contract with the UNICON.UZ SUE for certification of equipment operated regarding LESS.

• agree measures to limit the circle of persons involved in the installation of LESS TN with the LESS User, provide actions aimed at preventing of the disclosure of organizational, technical and tactical methods of law enforcement support and employees executing them.

• provide the LESS User with access to databases of subscribers and telecommunication services rendered by it around the clock in real time via organized remote access channels, as well as regularly update this information in databases and store it for a period not less then 3 years.

6.13. The Licensor has the right to suspend activities of the Licensee in cases of non-compliance with the requirements of the License Agreement in part of obligations of implementation and maintenance of LESS TN and their smooth functioning detected during the inspection of the State Inspectorate for Supervision of Communications, Information and Communication Technologies.

6.14. When using and rendering the services of telecommunication networks, any actions that lead to the undermining of morals among young people, including promoting the cult of violence, pornography and cruelty, are prohibited.

7. Rights of the Licensee

The Licensee has the right to:

• Carry out design, construction (installation), operation and rendering of services of data transfer networks in accordance with this License Agreement and applicable regulations;

• Provide data transfer within the specified area of coverage having obtained appropriate permits and approvals in accordance with legislation of the Republic of Uzbekistan;

• Connect orphanages, boarding schools, educational institutions, including upon proposals of the Licensor, to the Internet for free as a sponsorship or on a preferential basis;

• participate in the development and modernization of telecommunication networks, including as equity participation in the implementation of targeted programs and activities to ensure the safety of facilities and the development of regulations;

• provide the Licensor motivated proposals for amendments and additions to the License Agreement;

• apply for termination and revocation of the License;

exercise other rights in accordance with the applicable legislation.

8. Specifications and Parameters of Equipment of Data Transfer Networks

No.	Description	Parameters (indicators)
8.1.	List of basic services: data transfer video conference audio conference e-mail electronic transfer of fax messages Internet access	Yes N/A N/A Yes Yes Yes, via Uzbektelecom JSC ICPC
8.2.	Networking scheme using technologies	Using technology of data transfer by cellular and terrestrial communication channels
8.3.	Access to databases	of public Internet use and databases created by the company
8.4.	Coverage (area coverage)/republic, region, city, district/	Republic of Uzbekistan

8.5.	Type of data transfer equipment Name of the manufacturer, year of manufacture

Sun Microsystems : Servers Sun Fire V210,2005 -4 units; Cisco Systems: Cisco ASR1004 Router - 2 units

Cisco Firewalls ASA5540 - - 2 units

Cisco switchers C3750G-24 - 4 units, Cisco ASA 5585-X-2 units, Huawei SCG (set) - 1 unit, Ericsson: SA HLR AXE810 2008; Ericsson: MSS AXE810 2010; Ericsson: MGW R5,2010; Ericsson PCU/BSC1 AXE 10 2002; Ericsson PCU/BSC2 AXE810 2005; MSOFTX 3000 (ATCA), MSC in Pool Huawei 2011;

MSOFTX 3000 (CPCI), GMSC Huawei 2010;

MGW UMG8900, Huawei 2011;

STP SG7000, Huawei 2008; HLR9820V600R003C04SPC018 (Huawei Urgench 2008) HLR9820V600R003C04SPC018 (Huawei Andijan 2008) HLR9820V900R003C05SPC106 (Huawei Samarkand 2008) BSC (BSC6900G Tashkent, Huawei) 2011;

BSC (BSC3900 Tashkent4G, Huawei) 2011;

RNC (BSC6900U Tashkent3G, Huawei) 2011;

OSN2500 OptiX 2008, 2009, OSN3500OptiX 2008, 2009, 2010, OSN6800 DWDM 2009, OSN3500 MSTP+ 2011,OSN1500 MSTP+ 2011. Routers: NE40E, NE48 Huawei 2007, 2009; Cisco Catalysta 4510 2010; Switches: S5600, S5300, S6500 Huawei, 2007, 2009, 2010;

Firewalls: Eudimon 1000 Huawei 2011;

SGSN9810 Huawei 2008, was growing when operated. GGSN9811 Huawei 2010, WISG/MMSC/MDSP Huawei 2008.

8.6.	Installed capacity, total ports: - subscriber network - transport network	GPRS(2G):550 000 UMTS(3G):150 000 LTE (4G): 1 000 - 1xEl, 1xFastEthernet
8.7.	Planned capacity involvement: - subscriber network - transport network	GPRS(2G): 550 000 UMTS(3G):150 000 LTE (4G): 1 000 2
8.8.	Method of connection to a public network	Connection via El and STM-1 and FastEthernet

8.9.	Transport protocols	TCP/IP, 3 G/HSPA/HSDPA
8.10.	Scheme of data transfer network (attached)	Annex
8.11.	Type of channels between the packet switch nodes	El, STM-1
8.12.	Internet access	Yes, via Uzbektelecom JSC ICPC
8.13.	Possibility of entry into other international networks	Yes, via Uzbektelecom JSC ICPC
8.14.	Possibility to organize private corporate networks	Yes
8.15.	Location of the central switching node	2 Asomova str., Yunusabad disctict, Tashkent, Republic of Uzbekistan (ATS-234/235)
8.16.	Quantity of servers Location	8 units 2 Asomova str., Yunusabad disctict, Tashkent, Republic of Uzbekistan (ATS-234/235)
8.17.	Location of the place of rendering data transfer network services (Internet Club)	N/A
8.18.	Transfer rate, Kbps; transport network subscriber area	Internet - 1000 Mbps, TAS-IX- 100 Mbps; by mobile communication lines - up to 9600 Kbps -CSD(GSM-DATA); up to 384 Kbps - GPRS; up to 57600 Kbps - by landlines
8.19.	Spectral windows (rated value) of operating secondary service frequencies: at the transport section at the subscriber section	Frequencies in accordance with the Mobile Communication License
8.20.	List of leased equipment or facilities in use	1. Urban, intra zone, trunk channels
8.21.	Number and date of the contracts (agreements) for using the equipment in lease (copy is attached)	In process
8.22.	Term of rendering services	Round-the-clock
8.23.	Measurement assurance	is carried out using measurement instrumentation: oscilloscope S1-114; multimeter S4317M
8.24.	Methods, means and ways of ensuring information security	Application of appropriate hardware and software, limiting of physical access to the equipment

8.25.	Techniques and methods for facility protection	Central switching node is protected by the owner of the building around the clock.
8.26.	Table of IP addresses	Will be presented by the Licensee within 2 months after receiving the License.

9. Special Conditions

9.1. Any controversy or dispute arising under the License shall be settled by negotiations, otherwise - by the Economic Court of the Republic of Uzbekistan.

9.2. The Licensee may appeal at court the decision on termination, revocation or suspension of the License in the manner prescribed by law.

9.3. The decision to terminate and revoke the License shall be sent to the Licensee to the administration at its location and other state power and administration bodies within 3 days.

9.4. The Licensee shall submit the License to the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan within 10 days upon receipt of the decision to terminate or revoke the License.

Chairman of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

H.M. Mirzakhidov

Director of Universal Mobile Systems LLC

D.G. Nagorny